# ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of **July 30, 2025** (the "Effective Date"), by and between **Lottery.com Inc.**, a Delaware corporation ("Buyer" or "SEGG"), and **Galaxy Racer Holdings Limited**, a BVI entity ("Seller"). Each of Buyer and Seller may be referred to hereinafter as a "Party" or, collectively, as the "Parties".

WHEREAS, Seller is the sole owner of the unencumbered assets listed on Schedule A (collectively, the "Assets"); and

WHEREAS, Seller desires to sell the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and certain other good and valuable consideration, the Parties agree as follows:

1. Recitals. The foregoing recitals and all terms and conditions contained therein are material, substantive, and integral provisions of this Agreement and are enforceable as if hereinafter restated.

2. Transactions. Buyer and Seller will engage in the following transactions (collectively, the "Transactions") prior to, at, or after the Closing (as defined below):

a. Payment of Purchase Price. As consideration for the Assets, Buyer will, at Closing pay and deliver to Seller (or its designees) the sum of **Ten Million Dollars USD ($10,000,000.00)** (the "Purchase Price") for 100% of the Assets. The Purchase Price is payable as follows:

i. Buyer to pay Seller (or its designees) **Five Million One Hundred Thousand Dollars USD ($5,100,000.00)** of the Purchase Price as Payment-In-Kind (as defined below) equivalent to the Purchase Price. The term "Payment-In-Kind shall be defined as restricted stock units of common shares in SEGG to be applied towards the Purchase Price at a fixed price of Three Dollar USD ($3.00) per share (the "Fixed Price") irrespective of the trading price of SEGG stock at the execution of this Agreement or the Closing Date. At Closing, Buyer shall cause to be issued to Seller (or its designees) the equivalent in restricted stock units of common shares in SEGG to be applied towards the Purchase Price. Seller (or its designees) shall receive the Payment-In-Kind within three business days following the Closing Date. Any Payment-In-Kind made as part of the consideration to satisfy any portion of the Purchase Price shall carry full piggyback registrations rights for the benefit of Seller (or its designees); and

ii. Buyer to pay Seller (or its designees) **Four Million Nine Hundred Thousand Dollars USD ($4,900,000.00)** by transferring 49% ownership interest in NewCo, a newly formed wholly owned entity of SEGG to be domiciled at the discretion of Buyer that shall hold free and clear of any encumbrances all Assets.

iii. Conveyance of Assets. At Closing, Seller will: (i) sell and convey the Assets exclusively and in their entirety to Buyer by delivery in person or by conveyance of access to the log-in information regarding the Assets; and (ii) take all actions necessary to transfer the license registration of the Assets to Buyer and all other instruments of transfer necessary to transfer good and conveyable title to such Asset

licenses, free and clear of all liens, charges, claims, and encumbrances of any nature and third- party licenses, other than the originating ownership licenses or terms of use related thereto (e.g., ICANN) and. Except for the Assets, no other assets or licenses of Seller are included in this Transactions.

iv. True-Up. The Parties agree that in the event that the closing price of the restricted stock units of common shares in SEGG. to be issued to the Seller as above is lower than the Fixed Price on July 30, 2026 (the "Reprice Date"), then the Fixed Price shall be adjusted downward to the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the Reprice Date (the "Market Price"). Accordingly, Buyer shall be obligated to tender Seller additional restricted stock units of common shares in SEGG. to make up the difference between the Fixed Price and the Market Price.

v. Shortfall Earnout. The Parties agree that if the NewCo's valuation is less than a certain amount ("amount" to be agreed in the Schedule B and defined as "Shortfall Earnout Amount") on June 30, 2027, then Seller's equity in NewCo and SEGG (respectively) shall be diluted down on July 1, 2027 by certain percentages prorated based on the Shortfall Earnout Amount (the "Shortfall Earnout Equity"). Shortfall Earnout Amount and Shortfall Earnout Equity collectively referred to herein as "Reverse Earnout".

vi. No Excessive Earnout. Alternatively, the Parties further agree that no excessive earnout amount shall be included in the SPA

vii. The term "business day" means any day of the week other than Saturday, Sunday, or any other day on which Nasdaq is closed for business. The term "piggyback registration rights" means the right for all Payment-In-Kind shares of SEGG issued at Closing or upon True-Up to be registered alongside any other shares of SEGG that are registered for sale from time to time with the Securities and Exchange Commission ("SEC") for offer or sale to the public, including pursuant to any amendment of any existing effective or pending registration as at Closing; provided, however, that such term will exclude: (i) any such registration statement that is for the benefit of reselling shareholders who have received shares from SEGG in exchange for cryptocurrency; and (ii) any prior registration statement that excludes the shares of reselling shareholders.

3. Limited Assumption of Liabilities. Buyer does not assume any responsibility for any liabilities or obligations of Seller, fixed or contingent, arising prior to the Closing of the Transactions. No fees, expenses, liabilities, or obligations are being assumed by Buyer, and all such liabilities and obligations incurred by Seller prior to the Effective Date will remain the sole responsibility of Seller. Without limiting the generality of the foregoing, Buyer will not assume, purchase, or be obligated on any existing contracts, licenses, or any ongoing obligations currently existing and binding upon Seller, unless otherwise expressly assumed by Buyer in writing.

4. Bills of Sale and Assignments. Seller agrees to execute any separate bills of sale and assignments of title, in recordable form, as may reasonably be requested by Buyer to effect the sales and assignments embodied in the Transactions.

5. Closing. All Transactions will be conducted and fully performed on a date to be determined by the Parties after the satisfaction of each Closing Contingency (the "Closing"), which

date will be on or before 5:00 p.m., Eastern Time, on or before **August 1, 2025** (the "Closing Deadline") or as extended by Buyer as reasonably and commercially required to complete the Transactions as contemplated in this Agreement.

6. Closing Contingencies. It is acknowledged and agreed by the Parties that:

a. Each and every Transaction contemplated by this Agreement is contingent upon and subject to:

i. Formation of NewCo by Buyer; and

ii. The ability of each Party to materially perform each other material Closing obligation hereunder by the Closing Deadline (each a "Closing Contingency"); and

b. Neither Party will be liable to the other Party for any breakup fee or otherwise for any failure to close the Transactions due to a Closing Contingency that is not cured or remedied by the non-performing Party or mutually resolved by the Parties in writing on or before the Closing Deadline, or any permitted extensions thereof.

7. Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date and at the Closing that:

a. No Active Litigation. To Seller's knowledge, there is no action, suit, proceeding, inquiry, or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Seller, threatened against the Assets or enjoining Seller's consummation of the Transactions.

b. No Regulatory Restrictions. Neither Seller nor the Assets are the subject of or party to a memorandum of understanding or any supervisory agreements, cease-and-desist orders, consent agreements, or regulatory restrictions that would affect Seller's ability to consummate the Transactions.

c. Authority to Contract. Seller has full legal power and authority to perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation, or other similar laws affecting generally the enforcement of creditors' rights.

d. Title. Seller has good and conveyable license or title to the Assets, free and clear of all liens, charges, claims, and encumbrances or third-party licenses of any nature, subject to the terms and conditions of use dictated by the issuers of any domain name licenses or account holder agreements.

e. No Past Due Accounts. All Seller third-party accounts relating to the Asset licenses: (i) have positive balances, are current, or have balances not in excess of thirty (30) days in arrears as of the Effective Date; and (ii) are not subject to any known or anticipated third-party claim or liability.

f. Brokers. Buyer shall not be responsible for any any brokerage, finder's, or

other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

g. Disclaimer of Other Representations and Warranties. The Assets are conveyed to Buyer with express and implied warranties, including, but not limited to, the warranties of merchantability, fitness for a particular purpose, and non-infringement, and Seller specifically claims such representations or warranties.

8. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date and at the Closing that:

a. Authority to Contract. Buyer has full legal power and authority to perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, liquidation, or other similar laws affecting generally the enforcement of creditors' rights.

b. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

c. Financing Commitment. Buyer shall commit financing to NewCo up to Fifteen Million Dollars USD ($15,000,000.00) (the "Financing Commitment") during the first year, under customary financing terms applicable in the United States of America with an interest rate not to exceed statutory usuary limitations (the "SEGG Note"). Notwithstanding the foregoing, the Financing Commitment shall be subject to Buyer's prior approval (in writing) of certain licenses for football leagues or other sports leagues. For clarity, Buyer shall have the right at its sole discretion to review, select and which licenses, broadcasting or streaming rights for football leagues or other sports leagues NewCo enters into.

9. Termination and Survival. This Agreement will commence on the Effective Date and terminate in the event the Closing has not occurred by the Closing Deadline, as may be extended pursuant hereto. The representations and warranties of the Parties contained in this Agreement, including the Schedules and Exhibits attached hereto, or in any writing delivered pursuant to the provisions hereof, shall survive the Closing for a period of one (1) year.

10. Confidentiality. Each Party agrees to safeguard and hold confidential from disclosure to unauthorized third parties all non-public information relating to this Agreement and the mutual business dealings of the Parties. For purposes of the foregoing, only officers, directors, and employees of either Party or its affiliates, including bankers, broker-dealers, accountants, auditors, and attorneys, shall be authorized parties on a 'need to know basis' consistent with their respective positions, legal obligations, and responsibilities. Each Party agrees that it will not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage any Party, its affiliates, or their respective officers, directors, employees, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude a Party from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or otherwise make certain public announcements with the consent of the other Party.

11. Indemnities. The Parties each agree to indemnify and hold harmless (the "Indemnifying Party") the other Party and all of its officers, directors, employees, and agents (the "Indemnified Party") from and against any and all liability, claim, cost, or expense (including court costs and attorney's fees) incurred by the Indemnified Party attributable to:

a. Breach. A material breach of any material representation or warranty by the Indemnifying Party, its officers, directors, employees, or agents pursuant to this Agreement; or

b. Default. Any default by the Indemnifying Party, its officers, directors, employees, or agents in any of its obligations or covenants under this Agreement.

12. Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any third parties to this Agreement.

13. Notices. All notices under this Agreement will be in writing and will be sent:

If to Buyer, to:

Lottery.com Inc.
5049 Edwards Road, 4th Floor
Fort Worth, Texas 76109

With copies to:

*matthew.mcgahan@lottery.com*
(will not constitute notice)

If to Seller, to:

Galaxy Racer Holdings Limited ("GXR")
Attn: Paul P. R. Phanbuh
Vistra Corporate Services Centre, Wickhams Cay II,
Road Town, Tortola, British Virgin Islands

All notices to be sent or delivered hereunder will be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when given; (ii) when sent by mail, when received by the person to whom it is given, unless it is mailed by registered, certified or express mail, in which case it will be deemed given or effective on the earlier of the date of receipt or refusal; and (iii) when sent by electronic mail, facsimile or other form of electronic transmission, twelve (12) hours after the transmission with proof that it was sent to the correct electronic mail address, telephone number or similar address, as the case may be.

14. Litigation Notices. In the event a subpoena or other legal process including any notice, order, or inquiry from any state or federal regulatory authority concerning the Assets is served upon Seller, Seller agrees that it will notify Buyer immediately upon receipt of such legal process and will cooperate in a lawful effort to comply with or contest the validity of the legal process, at Buyer's sole cost and expense.

15. Costs and Fees. Each Party agrees to pay its own costs, expenses, and attorneys' fees incurred in connection with this Agreement and any enforcement hereof. After Closing, Buyer shall be liable for any license or use fees related to the Assets.

16. Further Acts and Instruments. Each Party agrees to execute and deliver such other and further instruments and to do such other and further acts as may be necessary or desirable to effect the transactions contemplated in this Agreement and carry out the intent and purpose of this Agreement.

17. Call Option. The Parties agree to enter into a call option agreement, whereby Buyer has the irrevocable right to acquire any remaining interest in NewCo up to100% interest in NewCo at the valuation mutually agreed to and later set forth in in the call option agreement, (the "Call Option") with said Call Option to expire on December 31, 2027. The Call Option may only be exercised by Buyer so long as SEGG remains listed on Nasdaq's Global Market Exchange and is current with all statutory financial filings at the time Buyer exercises any portion of the Call Option. At the sole discretion of Buyer, the consideration for the Call Option or any portion thereof, may be made in cash or restricted stock units of common shares in SEGG at market value at the time the Buyer exercises its Call Option or any portion thereof.

18. Opportunity to Review and Consultation with Legal Counsel. The Parties acknowledge and agree that they have had a full and fair opportunity to review, comment, and make compromise revisions to this Agreement. Each Party acknowledges that it has had a full and complete opportunity to consult with legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Agreement, and that no Party has made any representations or warranties to any other Party concerning the terms, enforceability, and implications of this Agreement other than as are reflected in this Agreement.

19. Succession; Assignment. This Agreement and any other agreement or documentation necessary to give effect to the transactions contemplated hereby will bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the Parties.

20. Severability. The Parties agree that, if any term or condition of this Agreement is found to be illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the balance of this Agreement, and the Parties will substitute for the affected term or condition an enforceable provision that approximates as nearly as possible the intent and economic benefit of the affected term or condition.

21. Entire Agreement. The Parties acknowledge and agree that this Agreement and the documents that are to be executed pursuant to this Agreement contain the entire agreement between or among the Parties, as the case may be, regarding the subject matter hereof and supersede and replace any and all prior oral and written agreements, arrangements, or understandings between or among the Parties, as the case may be, relating to the subject matter hereof.

22. Applicable Law. The Parties agree that this Agreement will be governed by, construed, and enforced in accordance with, and subject to, the laws of the **State of Delaware**, except with respect to the choice of law provisions thereof.

23. Jurisdiction; Venue. Each Party hereby submits to the jurisdiction and venue of the state and federal courts located in the **State of Delaware** for purposes of any arbitration or litigation related to this Agreement.

24. No Fiduciary Duty; No Joint Venture. Nothing contained in this Agreement is intended to create any fiduciary duty of one Party to another Party, any joint venture between the Parties, or any partnership or other type of business entity involving the Parties.

25. Remedies. In the event of any breach or threatened breach of any term of this Agreement, a Party seeking relief will be entitled to seek specific performance, injunctive, and other equitable relief, which will be in addition to, and not in lieu of, money damages or any other legal remedy available to the Party seeking relief.

26. Amendments; Changes; Modifications. No amendment, change, or modification to this Agreement will be valid unless set forth in writing and signed by a duly authorized representative of each Party.

27. Waivers. No delay or omission by any Party hereto in exercising any right, power, or privilege under this Agreement will impair such right, power, or privilege, nor will any single or partial exercise of any such right, power, or privilege preclude any further exercise thereof or the exercise of any other right, power, or privilege.

28. Headings. All headings in this Agreement are provided for convenience and reference only, are not integral or substantive provisions of this Agreement, and will not affect any interpretation of the substantive provisions to which they relate.

29. Counterparts. The Parties agree that this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

30. Electronic Signatures. This Agreement may be executed by original, facsimile, and electronic signatures, each of which when affixed will be deemed to be an original that is enforceable against the executing Party.

31. NON-REPRESENTATION NOTICE. SELLER ACKNOWLEDGES THAT THE UNDERSIGNED SIGNATORY IS AN ATTORNEY WHO IS ACTING IN A NON-LEGAL CAPACITY WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN AND DOES NOT REPRESENT ANY PARTY HERETO OR THIRD PARTY REFERENCED HEREIN. SUCH ATTORNEY WILL NOT BE DEEMED TO REPRESENT ANY PARTY HERETO IN THE ABSENCE OF A SEPARATE WRITTEN AGREEMENT SETTING FORTH THE EXISTENCE AND SCOPE OF ANY LEGAL ENGAGEMENT OR ATTORNEY-CLIENT RELATIONSHIP. THIS LETTER MAY NOT BE RELIED UPON BY ANY PARTY AS LEGAL ADVICE.

*(Signature page follows.)*

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

**"BUYER"**

LOTTERY.COM INC.

By: DocuSigned by: ______________________

Name: Matthew McGahan

Title: CEO and President

**"SELLER"**

GALAXY RACER HOLDINGS LIMITED.

By: Signed by: Paul P. R. Phanbuh ______________________

Name: Paul P. R. Phanbuh

Title: Director

# <u>Schedule A</u>

## SCHEDULE OF CONVEYED ASSETS
## (Assets)

The Assets to be conveyed by **Galaxy Racer Holdings Limited**, a BVI entity, to **Lottery.com Inc.**, a Delaware corporation, or its designee pursuant to the accompanying Asset Purchase Agreement, dated **July 30, 2025**, include the following: exclusive ownership and rights to the GXR Platform and App, the GXR tech stack, all users (approximately 1.1 million monthly active users) and licenses as identified and further described in:

Appendix 1A (App Flow);

Appendix 1B (Spector Integration);

Appendix 1C (Social Module and Open Specifications); and

Appendix 1D (Techs Stack Summary).

# **Schedule B**

## SHORTFALL EARNOUT

On June 30, 2027, NewCo's Valuation must equal $30,000,000 USD based on the mutually agreed valuation formula applied to the Call Option. In the event that NewCo's Valuation is less than $30,000,000 USD on June 30, 2027, a Reverse Earnout shall be triggered against Seller in accordance with Section 2(a)(v) of this Agreement.